Investar Holding Corporation Announces Acquisition Approvals

Baton Rouge, La., June 14, 2017 (GLOBE NEWSWIRE) – Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, reported the receipt of regulatory approvals from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), and the Louisiana Office of Financial Institutions (“Louisiana OFI”) for its previously announced pending acquisition of Citizens Bancshares, Inc. (“Citizens”), the parent company for Citizens Bank in Ville Platte, Louisiana. The Company also provided an update regarding expected timeframes to complete the acquisition and the associated branch and operating system conversions.

On March 8, 2017, the Company announced that it had entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Citizens. At March 31, 2017, Citizens had total assets of $254.3 million, gross loans of $128.8 million, and total deposits of $216.5 million.

On June 14, 2017, the Company announced that it has received approvals from the Federal Reserve Board, the FDIC and the Louisiana OFI to acquire Citizens. Citizens has also received the requisite approval of its shareholders. No vote of the shareholders of the Company is required for completion of the transaction. Completion of the acquisition remains subject to the satisfaction of customary closing conditions under the terms of the Merger Agreement. Upon satisfaction of all closing conditions, the Company anticipates it will close the Citizens acquisition by early July 2017.

Under the terms of the Merger Agreement, all of the issued and outstanding shares of Citizens common stock will be converted into an aggregate amount of cash consideration equal to $45.8 million. To finance the cash consideration, the Company will use $18.1 million in net proceeds associated with the issuance of its fixed-to-floating rate subordinated notes in a transaction completed on March 24, 2017, with the remaining using cash on hand at the Company. No additional financing will be required to complete the transaction. Branch and operating system conversions are currently scheduled to be completed in August 2017.

John D’Angelo, President and Chief Executive Officer, commented, “We are excited to have received the approvals of our federal and state bank regulators and are enthusiastic to add Citizens’ customers and branches into the Investar family. We look forward to closing the acquisition in the third quarter. The conversion teams at our respective companies are diligently working to ensure a successful transition and remain on schedule for the proposed timeline for the closing and the system conversions.”
About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a Louisiana-chartered bank. The Bank had total assets of approximately $1.2 billion as of March 31, 2017. Investar Bank currently operates 11 branches serving southeast Louisiana.
Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com